Exhibit 4.1

EXECUTION COPY

WAIVER

OF THE

AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

WHEREAS, each of the undersigned is a party to that certain Amended and Restated Shareholders Agreement, dated March 31, 2005, as amended by the First Amendment to the Amended and Restated Shareholders Agreement dated April 19, 2005 and the Second Amendment to the Amended and Restated Shareholders Agreement dated August 20, 2009 (the “Shareholders Agreement”), by and among Warner Chilcott Limited (f/k/a Warner Chilcott Holdings Company, Limited), an exempted Bermuda limited company (“Warner I”), Warner Chilcott Holdings Company II, Limited, an exempted Bermuda limited company (“Warner II”), Warner Chilcott Holdings Company III, Limited, an exempted Bermuda limited company ( “Warner III” and, together with Warner I and Warner II, the “Companies”) and certain other persons named therein. All defined terms used but not defined herein shall have the meanings assigned to such terms in the Shareholders Agreement;

WHEREAS, the IPO has occurred, and accordingly, pursuant to Section 8.04(b) of the Shareholders Agreement, only Article 6, Sections 7.03, 7.04, 7.05, 7.07, Article 8 and Section 3.05 thereof survive as of the date hereof;

WHEREAS, pursuant to Article 6 of the Shareholders Agreement, the Company has effected a Demand Registration under the Securities Act (the “2009 Secondary Offering”;

WHEREAS, the underwriters required, as a condition to underwriting the 2009 Secondary Offering, an option to purchase an additional 3,000,000 shares (the “Option Shares”);

WHEREAS, none of the Sponsors elected to sell Option Shares to the underwriters and therefore, the Sponsors offered each of the Syndicate Shareholders the opportunity to sell pro rata with the other Syndicate Shareholders all of the Option Shares;

WHEREAS, Section 3.05(b) of the Shareholders Agreement prohibits a Syndicate Shareholder from Transferring a number of Common Shares that would result in the Relative Percentage of Common Shares held by such Syndicate Shareholder to be equal to or greater than the Threshold Amount;

WHEREAS, pursuant to Section 8.04 of the Shareholders Agreement, the written consent of the Company and each Sponsor who owns at least 50% of its Initial Shares and each of the Companies (collectively, the “Required Parties”) is required to waive any provision of the Shareholders Agreement;

WHEREAS, the Required Parties desire to waive Section 3.05(b) of the Shareholders Agreement for purposes of the 2009 Secondary Offering to permit certain of the Syndicate Shareholders to Transfer a number of Common Shares in the 2009 Secondary Offering that results in such Syndicate Shareholder’s Relative Percentage of Common Shares to be greater than the Threshold Amount; and

WHEREAS, no additional consent is required under the Shareholders Agreement as no Shareholder will be disproportionately affected as compared to all other Shareholders by this waiver of Section 3.05(b).

NOW, THEREFORE, pursuant to Section 8.04 of the Shareholders Agreement:

1. The Required Parties hereby consent to a waiver of Section 3.05(b) of the Shareholders Agreement to permit OCP WC Investment Inc., AlpInvest Partners CS Investments 2003 C.V., AlpInvest Partners Later Stage Co-Investments Custodian II B.V., AlpInvest Partners Later Stage Co-Investments Custodian IIA B.V., Filbert Investment PTE LTD and The Northwestern Mutual Life Insurance Company to Transfer in the 2009 Secondary Offering the number of Common Shares set forth next to each respective shareholder’s name in the Underwriting Agreement, dated as of November 19, 2009, among the Company, certain selling shareholders named therein and Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated, Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Inc., as representatives of the several underwriters named therein, including any Option Shares Transferred pursuant to underwriters’ option to purchase Option Shares as described therein.

2. Except as modified in the manner described in this amendment, the Shareholders Agreement shall remain in full force and effect.

3. The validity, interpretation and enforcement of this amendment shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflict of laws principles thereof.

4. This amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[SIGNATURES PAGE TO FOLLOW]

2

IN WITNESS WHEREOF, the parties hereto have caused this amendment to be duly executed by their respective authorized officers as of November 24, 2009.

WARNER CHILCOTT PLC

By:	/s/ Roger M. Boissonneault
Name:	Roger M. Boissonneault
Title:	Chief Executive Officer and President

WARNER CHILCOTT LIMITED

By:	/s/ Roger M. Boissonneault
Name:	Roger M. Boissonneault
Title:	Chief Executive Officer and President

WARNER CHILCOTT HOLDINGS COMPANY II, LIMITED

By:	/s/ Roger M. Boissonneault
Name:	Roger M. Boissonneault
Title:	Chief Executive Officer and President

WARNER CHILCOTT HOLDINGS COMPANY III, LIMITED

By:	/s/ Roger M. Boissonneault
Name:	Roger M. Boissonneault
Title:	Chief Executive Officer and President

BAIN FUNDS:

BAIN CAPITAL INTEGRAL INVESTORS II, L.P., ON ITS OWN BEHALF AND AS THE BAIN REPRESENTATIVE

By:	Bain Capital Investors, LLC,
its general partner

By:	/s/ John Connaughton
Name:	John Connaughton
Title:	Managing Director

DLJMB FUNDS:

DLJ MERCHANT BANKING III, INC., as Managing General Partner on behalf of DLJMB OVERSEAS PARTNERS III, C.V., ON ITS OWN BEHALF AND AS THE DLJMB REPRESENTATIVE

By:	/s/ Kenneth J. Lohsen
Name:	Kenneth J. Lohsen
Title:	Vice President

JPMP FUNDS:

J.P. MORGAN PARTNERS (BHCA), L.P., ON ITS OWN BEHALF AND AS THE JPMP REPRESENTATIVE

By:	CCMP CAPITAL ADVISORS, LLC,
as attorney-in-fact

By:	/s/ Stephen P. Murray
Name:	Stephen P. Murray
Title:	President and CEO

THL FUNDS:

THOMAS H. LEE (ALTERNATIVE) FUND V, L.P., ON ITS OWN BEHALF AND AS THE THL REPRESENTATIVE

By:	THL Advisors (Alternative) V, L.P.,
its general partner

By:	Thomas H. Lee Advisors
(Alternative) V Limited, LDC,
its general partner

By:	/s/ Todd M. Abbrecht
Name:	Todd M. Abbrecht
Title:	Managing Director